Exhibit 10.3

2006 INCENTIVE COMPENSATION PLAN

PERFORMANCE TARGETS

Officers and Executives:

Intent:  To align compensation with business objectives and performance and enable the company to attract, retain and reward executive officers whose contributions are critical to long-term success.

Short-term Incentive Component

Measurement Criteria:  Award based on achieving operating income budgeted plans of MarkWest Hydrocarbon Inc. (“MarkWest Hydrocarbon”) and MarkWest Energy Partners, L.P. (“MarkWest Energy”), and on department/individual goals and performance, with each criterion weighted based on individual and department responsibilities to align performance and goals.

Threshold:  The payout of incentive awards is contingent upon EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) being a minimum of 85% of target for both MarkWest Energy and MarkWest Hydrocarbon.

Incentive Award Range:  The incentive award range is set from 30% to 50% of base salary depending on level and performance achievement, with opportunity for stretch incentive awards in the range of 30% to 50% if stretch performance is achieved.

Payout:  Cash.